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                        [Letterhead of White & Case LLP]


November 5, 2003


Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado  80203


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in the form in which it is to be filed today by Newmont Mining Corporation, a Delaware corporation (the "Company"), and Newmont USA Limited, a Delaware corporation, with the Securities and Exchange Commission (the "Commission") relating to shares of common stock, par value $1.60 per share, of the Company (the "Common Shares"), together with preferred stock purchase rights (the "Rights") which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Shares. The Common Shares and the Rights are collectively referred to herein as the "Securities". The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered pursuant to the Registration Statement is $102,400,000.

     The Rights will be issued pursuant to a Rights Agreement, dated as of February 13, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 (File No. 333-87100).

     Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that when (i) the issuance of the Common Shares has been duly authorized by appropriate corporate action and (ii) the certificates for the Common Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor,
(x) the Common Shares will be validly issued, fully paid and nonassessable and
(y) the Rights, if any, included with the Common Shares will be duly authorized and validly issued.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Opinion" in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                              Very truly yours,

                                              /s/ WHITE & CASE LLP

MSB:JEK